Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS:
That each person whose signature appears below, as a Director or Officer of Bakers Footwear Group, Inc. (the “Company”), a Missouri corporation, with its principle offices at 2815 Scott Avenue, St. Louis, Missouri 63103, does hereby make, constitute and appoint PETER A. EDISON or LAWRENCE L. SPANLEY, JR., or either one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign the Company’s Annual Report on Form 10-K, for fiscal year ended February 3, 2007, and any and all amendments thereto, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.
Dated and effective as of the 19 of April 2007.

Signature	Title

/s/ Peter A. Edison (Peter A. Edison)	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)
/s/ Lawrence L. Spanley, Jr. (Lawrence L. Spanley, Jr.)	Executive Vice President — Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew N. Baur (Andrew N. Baur)	Director

/s/ Michele Bergerac (Michele Bergerac)	Director

/s/ Timothy F. Finley (Timothy F. Finley)	Director

/s/ Harry E. Rich (Harry E. Rich)	Director

/s/ Scott C. Schnuck (Scott C. Schnuck)	Director